Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-65642
Prospectus Supplement
(To Prospectus dated January 23, 2002)


                                  [VENTAS LOGO]

                                  VENTAS, INC.

                DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement contains a revised Schedule A to the prospectus dated January 23, 2002. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets for the expected dates relating to optional cash payments and common share distribution reinvestments under the plan for 2003, as such dates are described in the prospectus.

            The date of this Prospectus Supplement is March 11, 2003.

                                        SCHEDULE A

                                           2003

                                  OPTIONAL CASH PAYMENTS
                                  ----------------------
Threshold Price       Record Date and
and                   Optional Cash Payment     Pricing Period        Pricing Period
Discount Set Date     Due Date                  Commencement Date     Conclusion Date
-------------------   ---------------------     -----------------     -------------------
January 2, 2003       January 7, 2003           January 8, 2003       January 24, 2003
February 3, 2003      February 6, 2003          February 7, 2003      February 25, 2003
March 3, 2003         March 6, 2003             March 7, 2003         March 24, 2003
April 1, 2003         April 4, 2003             April 7,  2003        April 22, 2003
May 1, 2003           May 6, 2003               May 7, 2003           May 22, 2003
June 2, 2003          June 5, 2003              June 6, 2003          June 23, 2003
July 1, 2003          July 7, 2003              July 8, 2003          July 23, 2003
August 1, 2003        August 6, 2003            August 7, 2003        August 22, 2003
September 2, 2003     September 5, 2003         September 8, 2003     September 23, 2003
October 1, 2003       October 6, 2003           October 7, 2003       October 22, 2003
November 3, 2003      November 6, 2003          November 7, 2003      November 24, 2003
December 1, 2003      December 4, 2003          December 5, 2003      December 22, 2003

               COMMON SHARE DISTRIBUTION REINVESTMENTS (1)
               --------------------------------------------------

               RECORD DATE                    INVESTMENT DATE (2)
               ------------------------       -------------------

               March 4, 2003                  March 17, 2003
               May  27, 2003                  June 9, 2003
               August 25, 2003                September 5, 2003
               December 15 , 2003             December 29, 2003

-----------

(1) The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and payment dates will be determined by the Board of Directors.

(2) The investment date relating to distributions is also the pricing date with respect to shares of common stock acquired directly from us with such distributions.

                        NEW YORK STOCK EXCHANGE HOLIDAYS

                                                        2003
                                                    -----------
New Year's Day                                       January 1
Martin Luther King, Jr. Day                          January 20
Washington's Day                                    February 17
Good Friday                                           April 18
Memorial Day                                           May 26
Independence Day                                       July 4
Labor Day                                           September 1
Thanksgiving Day                                    November 27
Christmas Day                                       December 25